UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2015

BFC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 17, 2015, BFC Financial Corporation (“BFC”) entered into a Loan Agreement and Promissory Note pursuant to which a wholly owned subsidiary of Bluegreen Corporation (“Bluegreen”) provided an $80 million loan to BFC which may be used by BFC to fund its previously announced tender offer to purchase up to 4,771,221 shares of Class A Common Stock of BBX Capital Corporation (“BBX Capital”) at a cash purchase price of $20.00 per share, or for other general corporate purposes. Amounts outstanding on the loan will bear interest at a rate of 10% per annum. Payments of interest only will be required on a quarterly basis, with all amounts outstanding being due and payable at the end of five years. BFC may prepay the loan in whole or in part at any time, and prepayments will be required to the extent necessary in order for Bluegreen or its subsidiaries to remain in compliance with covenants under their outstanding indebtedness. The loan is not secured by any assets of BFC or other collateral.  BFC owns 54% of Woodbridge Holdings, LLC (“Woodbridge”), which owns 100% of Bluegreen. BBX Capital, in which BFC currently holds a 51% equity interest and 74% voting interest, owns the remaining 46% of Woodbridge.

The foregoing description of the Loan Agreement and Promissory Note is a summary only and is qualified in its entirety by reference to the full text of the Loan Agreement and Promissory Note, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1Loan Agreement and Promissory Note, dated April 17, 2015, between BFC Financial Corporation and Bluegreen Specialty Finance, LLC (incorporated by reference to Exhibit (b)(1) to Amendment No. 2 to the Schedule TO-T filed by BFC with the Securities and Exchange Commission on April 17, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: April 22, 2015
By: /s/ Raymond S. Lopez
Raymond S. Lopez,
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1

Loan Agreement and Promissory Note, dated April 17, 2015, between BFC Financial Corporation and Bluegreen Specialty Finance, LLC (incorporated by reference to Exhibit (b)(1) to Amendment No. 2 to the Schedule TO-T filed by BFC with the Securities and Exchange Commission on April 17, 2015)